Company Press Release

First Bancorp of Indiana, Inc. Announces Financial Results

EVANSVILLE, Ind., July 21, 2006. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the "Bank"), reported net earnings of $182,000 for the quarter ended June 30, 2006, compared to $376,000 for the same quarter last year. For the fiscal year ended June 30, 2006, net income was $1.34 million versus $1.53 million in fiscal 2005. A flattening of the yield curve over the course of this past fiscal year and the resulting narrower interest rate spread was responsible for the lower earnings. Improved fee revenue and a gain from the sale of a branch banking facility partially offset the decreased net interest income.

Earnings for the year ended June 30, 2006, represented $0.87 per average outstanding share (diluted) compared to $0.98 the preceding fiscal year. The company repurchased 75,909 shares of common stock during the twelve months ended June 30, 2006, and 33,028 option shares were exercised. These transactions resulted in 1,554,768 shares outstanding at June 30, 2006. The company's board of directors authorized the payment of dividends totaling 60 cents per share during the year ended June 30, 2006, a slight increase from the 59 cents per share paid in fiscal 2005.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc. Consolidated Financial Highlights (in thousands)

	6/30/2006	6/30/2005
Selected Balance Sheet Data:	(unaudited)
Total assets	294,551	277,368
Investment securities	34,076	13,821
Mortgage-backed securities	36,645	51,498
Loans receivable, net	186,752	154,546
Deposit accounts	189,341	195,733
Short-term borrowings	0	0
Long-term debt	73,000	45,000
Equity capital	28,206	29,921

	Twelve months ended June 30,
	2006	2005
Selected Operating Data:	(unaudited)
Interest income	14,228	13,700
Interest expense	7,647	6,003
Net interest income	6,581	7,697
Provision for loan losses	362	106
Net interest income after provision	6,219	7,591
Noninterest income	2,652	1,424
Noninterest expense	6,910	6,586
Income before income taxes and cumulative effect of a change in accounting principle	1,961	2,429
Income taxes	621	897
Net income	1,340	1,532

	At or for the year ended June 30,
Selected Financial Ratios:	2006	2005
Performance Ratios:	(unaudited)
Return on average assets	0.48%	0.55%
Return on average equity	4.62%	5.19%
Basic earnings per share	0.90	1.02%
Diluted earnings per share	0.87	0.98
Interest rate spread	2.49%	2.84%
Net interest margin	2.57%	2.97%
Other expenses as a % of average total assets	2.45%	2.37%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.40%	0.27%
Nonperforming assets as a % of total assets	0.28%	0.17%
Allowance for loan losses as a % of total loans	0.45%	0.55%
Allowance for loan losses as a % of nonperforming loans	110.44%	204.06%

For further information:
Michael H. Head, President & CEO
(812) 492-8100